FOR IMMEDIATE RELEASE
Contact Information:
At the Company:	EAS & Associates:
Gregory S. Skinner Vice President Finance and CFO (650) 261-3677	Liz Saghi (805) 687-2038

LANDEC CORPORATION REPORTS SECOND QUARTER
FISCAL YEAR 2006 RESULTS

MENLO PARK, CA – January 4, 2006 — Landec Corporation (Nasdaq: LNDC), a developer and marketer of technology-based polymer products for food, agricultural and licensed partner applications, today reported results for the second quarter ended November 27, 2005. Unless otherwise noted, all financial statement amounts are stated on a basis consistent with accounting principles generally accepted in the United States (“GAAP basis”).

Total revenues for the quarter were $53.7 million versus revenues of $50.7 million for the same period a year ago. The Company reported a net loss for the quarter of $1.0 million, or $0.04 per diluted share, compared to a net loss of $808,000, or $0.03 per diluted share, for the second quarter of fiscal year 2005.

Revenues for the first six months of fiscal year 2006 were $103.4 million versus revenues of $97.5 million a year ago. The Company reported a net loss for the first six months of fiscal year 2006 of $1.6 million, or $0.06 per diluted share, compared to a net loss of $1.5 million, or $0.06 per diluted share, in the first six months of the prior year.

Included in the net loss for the second quarter and the first six months of fiscal year 2006 was a $553,000 or $0.02 per share loss from Heartland Hybrids, Inc., which was acquired on August 29, 2005. Heartland’s loss was due to the seasonality of its corn seed business which recognizes virtually all of its revenues and profits in February through April and recognizes losses in the other months of the year.

“The results for the second quarter and first six months of fiscal year 2006 are in line with achieving our goals of continuing to grow revenues and profits through growth in Apio’s technology-based specialty packaging produce business, while at the same time continuing to improve Company-wide gross margins,” commented Gary Steele, President and CEO of Landec. “Overall revenues increased 6% during the second quarter and the first six months of fiscal year 2006 compared to the same periods last year. Gross profits increased 18% and 17% during the three and six months ended November 27, 2005, respectively. Consistent with the seasonality in our business and with the results from fiscal year 2005, we expected that the first half of fiscal year 2006 would show losses, whereas the second half and the full year are expected to be profitable.”

“We have five primary objectives for fiscal year 2006: (1) continue to grow our value-added specialty packaging food business, (2) increase the growth of our agricultural revenues for uncoated seed products and more importantly for our Intellicoat® coated seed products, (3) commercially launch our banana packaging technology with Chiquita, (4) continue to add strategic partner relationships in each of our businesses, with specific emphasis on opportunities for Intelimer® polymer applications outside of our food and agricultural businesses, and (5) grow revenues while increasing net income by 55% to 65% (which includes the additional $550,000 of revenue in fiscal year 2006 from the Alcon agreement and excludes the impact from the Heartland Hybrids acquisition in fiscal year 2006 and the gain from the sale of land of $713,000 in fiscal year 2005) compared to fiscal year 2005 results,” added Steele.

“The net loss for the second quarter of fiscal year 2006 was higher than the net loss during the same period last year due to several factors. Items decreasing the net loss include: (1) a $721,000 increase in gross profits from Apio’s value-added business and (2) a $248,000 increase in gross profits from Apio’s export business. The net loss was increased by a $1.2 million Company-wide increase in selling, general and administrative expenses primarily due to, (1) selling, general and administrative expenses of $529,000 at Heartland Hybrids which was acquired at the beginning of our fiscal second quarter, (2) planned increases in selling and marketing expenses at Apio and Landec Ag to generate increases in revenues, (3) an increase in general and administrative expenses at Corporate for business development consulting fees, legal fees and Sarbanes-Oxley related accounting fees and (4) the accrual of bonuses in anticipation of meeting or beating our fiscal year 2006 Landec plan (in the prior fiscal year, bonuses were not recorded until the end of the fiscal year due to uncertainty),” stated Greg Skinner, Vice-President of Finance and CFO of Landec.

“The net loss for the first six months of fiscal year 2006 was slightly higher than the net loss during the same period last year due to several factors. Items decreasing the net loss include: (1) a $1.8 million increase in gross profits from Apio’s value-added business and (2) an $186,000 improvement in net interest expense compared to the first six months of fiscal year 2006. The net loss was increased by a $2.0 million Company-wide increase in selling, general and administrative expenses primarily due to, (1) selling, general and administrative expenses of $529,000 at Heartland Hybrids, (2) planned increases in selling and marketing expenses at Apio and Landec Ag to generate increases in revenues, (3) an increase in general and administrative expenses at Corporate for business development consulting fees, legal fees and Sarbanes-Oxley related accounting fees and (4) the accrual of bonuses in anticipation of meeting or beating our fiscal year 2006 Landec plan,” continued Skinner.

“As a reminder about the seasonal nature of our business, seasonality is inherent in our two core businesses – Apio and Landec Ag. Apio is subject to produce sourcing issues during the winter months, and Landec Ag recognizes nearly all of its revenues and profits during our third and fourth fiscal quarters while realizing essentially no revenues during our first and second fiscal quarters,” commented Skinner.

Commenting on the financial condition of the Company, Skinner said, “During the six months ended November 27, 2005, we maintained our strong balance sheet. The cash balance of $6.5 million at the end of the second quarter is comparable to the cash balance of $6.4 million at the end of the second quarter last year. The cash decrease during the first six months of fiscal year 2006 of $6.4 million from $12.9 million at fiscal year end 2005 reflects the seasonal nature of our businesses and was primarily due to (1) net cash used in operations of $10.0 million, primarily from the purchase of seed corn, (2) the purchase of $1.5 million of property, plant and equipment, (3) the net reduction of long-term debt of $1.0 million and (4) the use of $3.6 million of cash to purchase Heartland Hybrids, Inc. These decreases in cash were partially offset by borrowings under the Company’s lines of credit of $7.3 million to purchase corn seed that will be sold in our third and fourth fiscal quarters.”

Operating Highlights

Apio, Inc.

“During the second quarter, sales of our value-added specialty packaging vegetable products grew 6% to $30.5 million compared to $28.9 million in the same period last year,” stated Nick Tompkins, President and CEO of Apio. “For the first six months of fiscal year 2005, sales of our value-added specialty packaging vegetable products grew 9% to $60.1 million compared to $55.2 million for the same period a year ago. Notably, our 12-ounce specialty packaged retail product line grew 14% during the three months, and 13% during the six months ended November 27, 2005 compared to the same periods last year. In addition, our vegetable tray product line grew 11% during the three months, and 22% during the six months ended November 27, 2005, compared to the same periods last year. According to AC Nielsen, for the three months ended September 30, 2005, Apio was the number one supplier of vegetable trays to retail grocery stores in the United States, capturing 47% of the total retail vegetable tray market. This is an increase of 3 percentage points from 44% for the three months ended September 30, 2004. This market share data was based on sales reported for retail grocery stores with average annual revenues over $2 million that report to AC Nielsen. In addition, Apio’s export revenues increased 8% during the quarter to $19.9 million from $18.5 million during the year ago second quarter and increased 1% to $36.6 million for the first six months of fiscal year 2006 from $36.2 million for the same period last year.”

“Apio’s gross profits from value-added vegetable products increased $721,000 during the second quarter and $1.8 million during the first six months of fiscal year 2006 compared to the same periods in the prior year. These increases in gross profits were primarily due to a more profitable mix of products sold and improved processing yields and operational efficiencies driven largely by improved raw material quality compared to the second quarter and first six months of last year,” said Tompkins. “In addition, export gross profits increased $248,000 or 25% during the second quarter compared to the same period last year to $1.2 million from $1.0 million. For the six months ended November 27, 2005, export gross profits increased to $2.1 million from $2.0 million during the same period last year. Overall Apio’s net income increased to $2.4 million for the three months and $4.3 million for the six months ended November 27, 2005 compared to $1.5 million and $2.8 million, respectively, for the same periods a year ago.”

During the past twelve months, Apio introduced 19 new value-added produce product offerings. Apio currently sells over 110 value-added products to retail, club store and food service customers.

In April 2005, Apio introduced the BreatheWay™ trademark to represent the Landec Intelimer-based packaging for extending the shelf life of vegetables and fruit. Apio’s BreatheWay food packaging regulates the levels of oxygen and carbon dioxide within a package to maintain the optimum atmosphere in order to extend the shelf life of the produce. The success of the BreatheWay food packaging technology allows the Company to convert not only fresh-cut produce but also whole produce into value-added products that bring real differentiation to retailers and food distributors.

Apio recently announced the organization in May 2005 of its Apio Tech division to advance the sales of BreatheWay packaging technology for shelf-life sensitive vegetables and fruit, which includes unique packaging solutions for large shipping containers and pallet-sized containers. Apio Tech’s initial focus is on the collaboration with Chiquita for banana packaging. In addition, Apio Tech is working on other programs that are in pre-commercial development.

Landec Ag, Inc.

Landec Ag’s extensive line-up of commercial products includes Early Plant® corn, Pollinator Plus® coatings for inbred corn seed, Relay™ Cropping System of wheat and Intellicoat coated soybean, Fielder’s Choice Direct® hybrid corn and the Harvestar® brand for high performance alfalfa and nutrient enhanced hybrid corn seed.

Early Plant corn, designed to protect corn seed in cold conditions and to allow corn farmers to safely and reliably plant hybrid corn three to four weeks earlier than normal, was commercially launched during 2003. The program for Early Plant corn increased over 20% in 2005 to 68,000 acres from 56,000 acres in 2004 and increased 70% from 40,000 acres in 2003.

During the last three years Early Plant corn, which prevents germination until the soil reaches the optimal soil germination temperature, has performed consistently well across all geographic areas. Based on a study by a third party, results from the 2005 corn crop year showed that Landec Ag’s Early Plant corn increased yields on average by 21 bushels per acre compared to late planted corn and reduced drying costs by nearly $15 per acre compared to late planted corn due to Early Plant corn having a lower moisture content when harvested. The combination of higher yields and lower drying costs resulted in an average additional profit to the farmer of $49 per acre. In addition, by planting corn earlier than normal, farmers gain a wider planting window which benefits their entire farming operation by spreading out their workload.

Pollinator Plus coatings for inbred corn seed, Landec’s first Intellicoat seed coating product, are used by 38 major seed companies in their seed production operations.

Landec Ag, headquartered in Monticello, Indiana, combines its proprietary Intellicoat seed coating technology products with its unique electronic, direct marketing and consultative selling approach, through its branded seed company, Fielder’s Choice Direct. The success of Fielder’s Choice comes, in part, from its expertise in selling directly to the farmer, bypassing the traditional and costly farmer-dealer system.

On August 29, 2005, Landec Ag closed the acquisition of Heartland Hybrids, Inc., the second largest direct marketer of seed corn after Landec Ag’s Fielder’s Choice Direct brand. With complementary strengths in geographic areas and sales channels, the new combined organization has the opportunity to develop the most efficient and effective sales, marketing and distribution system in the seed industry, expanding Landec Ag’s sales of both uncoated seed and Intellicoat coated seed.

Landec’s Intelimer Supply and Licensing Business

The Company is working with L’Oreal and other companies to expand the use of Intelimer polymers in cosmetic and personal care products, as well as industrial non-food and non-agricultural products. In addition, the Company has appointed Landec’s Chief Operating Officer, Dr. David Taft, to lead its licensing and supply business to focus on developmental efforts relating to new applications of the Intelimer materials outside of the food and agricultural markets. The recently announced licensing agreement with a medical device company demonstrates progress in these efforts.

Landec Second Quarter 2006 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Thursday, January 5, 2006, during which senior management of Landec will present an overview of results for the second quarter of fiscal year 2006. Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com on the Investor Relations web page. A replay of the webcast will be available for 30 days. Additionally investors can listen to the call by dialing (866) 244-4515 or (703) 639-1168 at least 5 minutes prior to the start. A replay of the call will be available through Thursday, January 12th by calling (888) 266-2081 or (703) 925-2533, code #824475.

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its patented Intelimer polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with expanding operations, the ability to achieve acceptance of the Company’s new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company’s collaborative partners, the timing of regulatory approvals and new product introductions, the mix between pilot production of new products and full-scale manufacturing of existing products, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 29, 2005. (See item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations.) As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

—Tables and Q&A to Follow—

LANDEC CORPORATION
Consolidated Condensed Balance Sheets
(In thousands)

	November 27, 2005	May 29, 2005
	(unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$6,451	$12,871
Marketable securities	—	1,968
Accounts receivable, net	18,792	15,881
Inventory	19,725	9,917
Notes and advances receivable	1,197	508
Prepaid expenses and other current assets	1,570	2,042
Assets held for sale	1,190	1,190

Total Current Assets	48,925	44,377
Property and equipment, net	17,504	17,275
Intangible assets, net	43,010	37,615
Other assets	503	808

Total Assets	$109,942	$100,075

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$19,005	$18,306
Accrued compensation	2,189	1,907
Other accrued liabilities	2,298	2,141
Deferred revenue	3,618	557
Lines of credit	7,272	—
Current maturities of long term debt	196	548

Total Current Liabilities	34,578	23,459
Non-current portion of long term debt	1,947	2,540
Other non-current liabilities	—	550
Minority interest	1,454	1,466
Shareholders’ Equity
Common stock	123,411	121,950
Accumulated deficit	(51,448)	(49,890)

Total Shareholders’ Equity	71,963	72,060

Total Liabilities and Shareholders’ Equity	$109,942	$100,075

LANDEC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per-share data)
(unaudited)

	Three Months Ended		Six Months Ended
	November 27,	November 28,	November 27,	November 28,
	2005	2004	2005	2004
Revenues:
Product sales	$52,560	$49,696	$100,888	$95,263
Services revenues	922	876	2,093	2,027
License fees	172	22	294	44
Research, development, and royalty revenues	58	77	142	191

Total revenues	53,712	50,671	103,417	97,525
Cost of revenue:
Cost of product sales	46,027	44,254	88,535	84,631
Cost of services revenues	596	421	1,203	1,158

Total cost of revenue	46,623	44,675	89,738	85,789
Gross profit	7,089	5,996	13,679	11,736
Operating costs and expenses:
Research and development	820	685	1,579	1,489
Selling, general and administrative	7,154	5,946	13,335	11,321

Total operating costs and expenses	7,974	6,631	14,914	12,810

Operating loss	(885)	(635)	(1,235)	(1,074)
Interest income	130	9	250	19
Interest expense	(177)	(87)	(250)	(205)
Other expense	(105)	(95)	(323)	(240)

Net loss	(1,037)	(808)	(1,558)	(1,500)

Basic and diluted net loss per share	$(0.04)	$(0.03)	$(0.06)	$(0.06)

Shares used in basic and diluted per share computations	24,350	23,595	24,233	23,396

LANDEC CORPORATION
SECOND QUARTER ENDED NOVEMBER 27, 2005
QUESTIONS AND ANSWERS

1) What are the Company’s primary areas of focus for the remainder of fiscal year 2006?

a)	Grow revenues while increasing overall net income for the year by 55% to 65% compared to fiscal year 2005 (which includes the recognition of an additional $550,000 of revenue in fiscal year 2006 and excludes the impact from the Heartland Hybrids acquisition in fiscal year 2006 and the gain from the sale of land of $713,000 in fiscal year 2005).

b)	Increase Apio’s value-added revenues by over 10% while improving on fiscal year 2005 margins.

c) Increase Apio’s trading revenues by up to 5% while maintaining historical margins.

d)	Reduce Apio Tech losses by 65% to 70% from $1.0 million in fiscal year 2005 and increase Apio Tech revenues by selling banana packaging to Chiquita.

e)	Compete as successfully as possible in our Ag seed business in order to minimize the impact of severe price discounting and promotions being offered by other seed companies while maintaining gross margins of 33% to 36%.

f) Increase Intellicoat seed coatings revenues by 20% to 30%.

g)	More than double product sales of Intelimer materials outside of the food and agricultural businesses.

h) Enter into one additional new partner collaboration.

2)	What are some of the key milestones Landec has achieved thus far in fiscal year 2006?

Apio, Inc., Landec’s Food Subsidiary:

a)	With Chiquita® Brand bananas — Following the successful completion of commercial market tests in approximately 300 stores with Chiquita’s first customer, Chiquita continues selling to these stores while working on the logistics for expansion to other regions. In addition, Chiquita has started commercial sales to a second customer in over 600 stores using Landec’s banana packaging technology.

b)	Increased overall revenues by 6% to $102.9 million and net income by 52% to $4.3 million compared to the first six months of last year.

c)	Increased value-added specialty packaging produce revenues by 9% to $60.1 million compared to the first six months of the prior year.

d)	Increased value-added specialty packaging produce gross profits by 19% compared to the first six month of last year.

e)	Generated $3.9 million of cash flow from Apio operations during the six months ended November 27, 2005.

Landec Ag — Landec’s Agricultural Seed Subsidiary:

a)	Purchased Heartland Hybrids, Inc., the second largest direct marketer of seed corn to farmers behind Landec Ag’s Fielder’s Choice Direct® brand.

b)	Based on a study performed by a third party, verified that Early Plant® corn during the 2005 crop year increased yields on average by 21 bushels per acre when compared to late planted corn and reduced dry down cost by nearly $15 per acre compared to late planted corn resulting in an overall increase in profit to the farmer of $49 per acre.

c)	Introduced 37 new corn hybrids for 2006, bringing the line-up to 121 hybrid seed varieties it currently has for sale.

d)	Included in the 121 hybrid seed varieties are 48 hybrid offerings that will be using Early Plant® Intellicoat® seed coating technology.

Landec Consolidated:

a)	Increased gross profits 17% and improved gross margins by 1.2 percentage points to 13.2% compared to the first six months of fiscal year 2005.

b)	Improved Company-wide net interest income by $186,000 compared to the first six months of fiscal year 2005.

c)	Entered into a new licensing agreement with a newly established medical device company in which Landec received an upfront licensing payment of $250,000. In addition, the Company received preferred stock initially valued at $1.5 million which represents a 16.7% ownership interest in the medical device company.

d)	Renegotiated and amended the supply agreement with Alcon, Inc. to expire on May 28, 2006 resulting in the recognition of an additional $550,000 of revenue and net income during fiscal year 2006.

3)	What are the key challenges facing the Company for the remainder of fiscal year 2006?

a)	Recent annual growth in the U.S. corn seed industry has been flat and current prices for corn seed produced by farmers are near historical lows. In addition, growing costs for farmers, specifically petroleum-based products and natural gas, are at an all time high. These costs, coupled with huge surpluses from the recent corn harvest in North America, are putting tremendous pressure on corn farmers, resulting in farmers either delaying their purchase decisions, or in some cases, deciding to plant crops other than corn this next year. As a result, the U.S. corn market is currently in turmoil with major corn seed suppliers offering steep discounts and bundled deals in order to gain or maintain market share. Because of these external factors, through December 2005, orders for Fielder’s Choice Direct brand corn seed are behind our internal plan. Our goal of growing our Ag business in fiscal year 2006 (excluding the Heartland Hybrids acquisition) appears to be unlikely at this time. We are responding to this intense competitive environment with direct-to-farmer promotions while at the same time promoting the value of our unique coating technology. It is still too early to know where the year will end up but at this time we see a flat to down year for our Ag business.

b)	Raw material costs for produce food packaging and corn seed (including technology and royalty fees) are expected to increase by approximately $2.5 million in fiscal year 2006 compared to fiscal year 2005. The increased cost for produce during the first half of fiscal year 2006 has been more than offset by a more profitable mix of products sold and improved processing yields and operational efficiencies driven largely by improved raw material quality. The impact of an increase in the cost of corn seed at Landec Ag will not be realized until our third and fourth fiscal quarters.

During the second half of fiscal year 2006, as a result of the recent increases in petroleum-based resin costs, the costs for produce packaging are expected to increase significantly. We are currently exploring several different options to minimize the impact of increases in packaging costs to our value-added business.

c)	Market share growth in our value-added vegetable business, particularly in our tray line, will be more challenging since we are the market leader with a 47% market share.

d)	The growth in our Apio Tech business is primarily dependent on the successful commercial launch into new sales channels by our partner Chiquita Brands International, Inc., including Chiquita’s effective logistical support for the new market applications. To date, our technology is working consistently to extend the shelf life of bananas targeted at new non-traditional customer sites.

4)	With the problems in your seed business and the increase in food packaging costs projected for the second half of fiscal year 2006, do you still think your goal of growing net income by 55% to 65% is achievable?

At this point in time, based on the excellent results in our food business during the first six months of fiscal year 2006, much of which is expected to continue during the second half of fiscal year 2006, along with recent positive successes in our non-food and non-ag licensing business, we believe that the goal of growing net income in fiscal year 2006 by 55% to 65% is achievable.

5)	What progress has been made with Chiquita on commercializing Landec’s banana packaging technology?

We have successfully completed commercial market tests with Chiquita in approximately 300 stores with Chiquita’s first customer and Chiquita continues selling to these stores. Chiquita is currently working with this first customer on the logistics for expansion to other regions. In addition, Chiquita has started commercial sales with a second customer who has 20,000 potential sites to sell bananas using our technology. Chiquita Brand bananas using our technology are now being sold in over 600 of the second customer sites. We are hopeful that Chiquita will be expanding the selling of bananas packaged in our proprietary technology to more sites in the near future.

6)	With the Heartland Hybrids loss of $553,000 during the second quarter, is Heartland Hybrids still expected to be a positive contributor to earnings during fiscal year 2006?

For all of fiscal year 2006, we expect total revenues from the Heartland Hybrids seed brand will be $7.0 million or more and that it will generate a positive contribution to net income despite the combination of (1) the loss during the second quarter, (2) external market pressures and (3) start up and integration related costs.

7)	Are there any new developments in the licensing and supply business?

We recently announced the signing of a license agreement with a medical device company resulting in an upfront license payment of $250,000. In addition, Landec received preferred stock initially valued at $1.5 million which represents a 16.7% ownership interest in the medical device company. Landec ownership interest could increase to as high as 19.9% based on achieving certain milestones which are expected to be met within the next twelve months. We are also actively pursuing and continue to receive interest from potential partners and/or supply customers for application of our technology in areas ranging from personal care, to industrial coatings, to institutional cleaning products. We have engaged a consulting firm to assist us in identifying and securing new partners. We have assigned Dr. David Taft, Landec’s Chief Operating Officer, to lead our Intelimer licensing and supply team and to apply his demonstrated operating expertise to this business. We are diligently working on entering into one additional new collaboration during fiscal year 2006.

8)	How do the results by line of business for the three and six months ended November 27, 2005 compare with the same periods last year?

The results are as follows (unaudited and in thousands):

	Three months	Three months ended	Six months	Six months
	ended 11/27/05	11/28/04	ended 11/27/05	ended 11/28/04
Revenues:
Apio Value Added(a)	$	$	$	$
	30,479	28,859	60,136	55,223
Apio Trading (b)	22,841	21,735	42,678	42,046
Apio Tech(c)	83	—	87	—

Total Apio	53,403	50,594	102,901	97,269
Landec Ag	20	7	20	105
Corporate	289	70	496	151

Total Revenues	53,712	50,671	103,417	97,525
Gross Profit:
Apio Value Added	5,488	4,767	11,002	9,237
Apio Trading	1,321	1,098	2,266	2,283
Apio Tech	60	—	62	—

Total Apio	6,869	5,865	13,330	11,520
Landec Ag	19	76	19	96
Corporate	201	55	330	120

Total Gross Profit	7,089	5,996	13,679	11,736
R&D:
Apio	275	255	541	543
Landec Ag	154	192	307	418
Corporate	391	238	731	528

Total R&D	820	685	1,579	1,489
S,G&A:
Apio	3,497	3,346	6,918	6,498
Landec Ag	2,587	1,849	4,216	3,369
Corporate	1,070	751	2,201	1,454

Total S,G&A	7,154	5,946	13,335	11,321
Other (d):
Apio	(699)	(790)	(1,589)	(1,671)
Landec Ag	(466)	(355)	(809)	(663)
Corporate	1,013	972	2,075	1,908

Total Other	(152)	(173)	(323)	(426)
Net Income (Loss):
Apio	2,398	1,474	4,282	2,808
Landec Ag (e)	(3,188)	(2,320)	(5,313)	(4,354)
Corporate	(247)	38	(527)	46

Net Loss	$(1,037)	$(808)	$(1,558)	$(1,500)
Net Loss Per Diluted Share	$(0.04)	$(0.03)	$(0.06)	$(0.06)

a) Apio’s value-added business includes service revenues and gross profits from Apio Cooling LP.

b)	Apio’s trading business includes its commission-based commodity export business and its commission-based domestic commodity buy/sell business.

c)	Apio Tech includes the BreatheWay trademark for banana packaging, packaging technology for other shelf life sensitive vegetables and fruit, plus other unique packaging solutions.

d)	Included in Other is net interest income/(expense), non-operating income/(expense) and corporate management fees charged to Apio and Landec Ag by Corporate.

e)	Virtually all of Landec Ag’s revenues and profits are realized in the Company’s third and fourth fiscal quarters with the majority being realized in the fourth fiscal quarter.